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                                                                    Exhibit 99.2

Press Release                                                     Source: Dynegy
Dynegy Sells NNG Senior Notes for $96 Million

HOUSTON--(BUSINESS WIRE)--Oct. 2, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that it has sold $90 million in 6.875% Senior Notes due May 2005 of Northern Natural Gas Company (NNG) for approximately $96 million in cash. Dynegy Holdings Inc. acquired the notes, which represented the company's remaining investment in NNG, at par value in April 2002 pursuant to a tender offer that it agreed to effect in order to obtain a bondholder consent in connection with the acquisition of NNG. Proceeds from the sale will enhance the company's liquidity position.

Dynegy sold NNG to MidAmerican Energy Holdings Company in August 2002. MidAmerican Energy acquired all of the common and preferred stock of NNG for $928 million in cash and the assumption of $950 million in outstanding NNG debt, including the notes sold.

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.